CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 20, 2012, on the financial statements of New Path Tactical Allocation Fund, a series of Managed Portfolio Series, as of October 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to New Path Tactical Allocation Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 21, 2013